Exhibit 99.1

FOR IMMEDIATE RELEASE

                                              Contact: Jerri Fuller Dickseski
                                                       (757) 380-2341
                                                       (757) 380-3867  (Fax)

                NEWPORT NEWS SHIPBUILDING APPOINTS SCOTT STABLER
               AS VICE PRESIDENT, ASSEMBLY; GEORGE WADE TO RETIRE


         NEWPORT NEWS, Va., August 31, 1999 - Newport News Shipbuilding
(NYSE: NNS) today announced the appointment of Scott Stabler to Vice President, Assembly and the retirement of Vice President of Assembly, Test and Trades, George Wade.
         In his new position, Stabler will be responsible for all assembly areas involved in the construction of carriers, submarines and carrier overhauls. In leading these efforts, Stabler will focus on achieving commonality among all procedures to drive cost efficiencies.
         "Scott brings experience in a variety of project management areas. He has demonstrated both excellent leadership skills and a keen appreciation of the company's need to improve our processes to drive down costs," said Executive Vice President and COO Tom Schievelbein.
         Stabler's most recent position was as Program Director, Carrier Construction. He began his career at Newport News Shipbuilding in 1984 in Aircraft Carrier Engineering. He has held various positions within the Purchasing organization. He has served as Director, Integrated Logistic Support and Director, Business Development. Stabler was also the NNS Program Manager for both the NNS/Ingalls/Lockheed Martin team for the Navy's amphibious ship LPD 17 Program and later for the Navy's NNS/Lockheed Martin/Ingalls team for the
Arsenal Ship.                                                          ...more


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STABLER APPOINTMENT--2

         He graduated with a Bachelor of Science Degree in Mechanical Engineering from North Carolina State University and received his MBA from the College of William and Mary in Williamsburg, Virginia.
         The company also announced that George Wade is retiring effective Sept.
1. Currently serving as Vice President, Assembly, Test and Trades, Wade has been with Newport News Shipbuilding for 34 years. He began his shipyard career as a designer in the Atomic Power Design Department.
         "During his tenure," said Schievelbein, "George has been responsible for guiding NNS in a number of different technical and operational areas covering all aspects of our engineering, design, and construction process. His leadership and tenacity helped keep NNS in the submarine business and in making that business thrive."
         Newport News Shipbuilding designs and constructs nuclear-powered aircraft carriers and submarines for the U.S. Navy and provides life-cycle services for ships in the Navy fleet. The company employs 18,000 people and has annual revenues of approximately $1.8 billion. Visit NNS on the Web at www.nns.com.

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